CALCULATION OF REGISTRATION FEE

Title of Each Class of		Maximum Aggregate		Amount of
Securities Offered		Offering Price	(1)	Registration Fee	(2)

1.350% PowerNotes®	Due September 15, 2015	$8,497,000		$986.50

2.250% PowerNotes®	Due September 15, 2018	$7,637,000		$886.66

TOTAL				$1,873.16

(1)	Excludes accrued interest, if any.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes® , with Maturities of 9 Months or More from Date of Issue Filed under Rule 424(b)(3), Registration Statement(s) No. 333-173364

Pricing Supplement No. 4 - Dated Monday, September 26, 2011

(to Prospectus dated April 7, 2011 and Prospectus Supplement dated April 7, 2011)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product	Yield(5)
Number	Principal	Price	Concession	Proceeds	Type	Rate(4)	Frequency	Date	Date	Coupon	Option	Ranking
	Amount	(3)								Amount

14912HPP9	$8,497,000.00	100%	0.950%	$8,416,278.50	Fixed	1.350%	Semi-	09/15/2015	03/15/2012	$6.23	Yes	Senior	1.350%
							Annual					Unsecured
												Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product	Yield(5)
Number	Principal	Price	Concession	Proceeds	Type	Rate(4)	Frequency	Date	Date	Coupon	Option	Ranking
	Amount	(3)								Amount

14912HPQ7	$7,637,000.00	100%	1.450%	$7,526,263.50	Fixed	2.250%	Semi-	09/15/2018	03/15/2012	$10.38	Yes	Senior	2.250%
							Annual					Unsecured
												Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities

Offering Dates: Offering Dates: September 19, 2011 through September 26, 2011
Trade Date: Monday, September 26, 2011 @ 12:00 PM ET
Caterpillar Financial Services
Settlement Date: Thursday, September 29, 2011
Corporation
Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

(3) The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such changes will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.

(4) Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(5)	Yields are quoted on a semi-annual bond equivalent yield basis.